Exhibit 99.3

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The pro forma financial statements set forth below gives effect to the following transactions as if they had occurred on January 1, 2004, in the case of statements of operations data, and June 30, 2005, in the case of balance sheet data:

•	our acquisition of Jackson Bank, and

•	the sale of 4,866,900 shares of common stock in our initial public offering, a portion of which were used to fund the acquisition of Jackson Bank.

The pro forma financial information does not purport to be indicative of the operating results or financial position that would have actually occurred or existed if the transactions had occurred on the dates indicated, nor is it indicative of our future operating results or our financial position. The pro forma adjustments are based on the information and assumptions available as of October 12, 2005. This pro forma information does not include any cost savings or revenue enhancements that may be achieved or realized as a result of the Jackson Bank acquisition.

	For the Six Months Ended June 30, 2005
	First Security	Jackson Bank	Adjustments		Combined
	(Amounts in thousands, except per share data)
Consolidated Statements of Income Data:
Gross interest income	$25,057	$4,540	$—		$29,597
Gross interest expense	6,421	1,495	—		7,916
Net interest income	18,636	3,045	—		21,681
Provision for loan losses	1,986	75	—		2,061
Net interest income after provision for loan losses	16,650	2,970	—		19,620
Noninterest income	3,900	770	—		4,670
Noninterest expense	16,178	2,876	195	(1)	19,249
Income before income taxes	4,372	864	(195)		5,041
Income tax provision	1,371	203	(74	)(2)	1,500
Net income	$3,001	$661	$(121)		$3,541

Per Common Share:(3)
Net income—basic	$0.17	$0.04	$(0.01)		$0.20
Net income—diluted	$0.17	$0.04	$(0.01)		$0.20
Average shares outstanding—basic	17,594	17,594	17,594		17,594
Average shares outstanding—diluted	17,870	17,870	17,870		17,870

	For the Year Ended December 31, 2004
	First Security	Jackson Bank	Adjustments		Combined
	(Amounts in thousands, except per share data)
Consolidated Statements of Income Data:
Gross interest income	$37,771	$8,464	$—		$46,235
Gross interest expense	8,759	2,610	—		11,369
Net interest income	29,012	5,854	—		34,866
Provision for loan losses	3,399	—	—		3,399
Net interest income after provision for loan losses	25,613	5,854	—		31,467
Noninterest income	6,351	1,643	—		7,994
Noninterest expense	27,117	5,122	762	(1)	33,001
Income before income taxes	4,847	2,375	(762)		6,460
Income tax provision	1,365	651	(290	)(2)	1,726
Income before extraordinary item	3,482	1,724	(472)		4,734
Extraordinary gain business combination, net of tax	785	—	—		785
Net income	$4,267	$1,724	$(472)		$5,519

	For the Year Ended December 31, 2004
	First Security	Jackson Bank	Adjustments	Combined
	(Amounts in thousands, except per share data)
Per Common Share:(3)
Net income before extraordinary item—basic	$0.20	$0.10	$(0.03)	$0.27
Extraordinary item—basic	0.04	—	—	0.04
Net income—basic	$0.24	$0.10	$(0.03)	$0.31
Net income before extraordinary item—diluted	$0.20	$0.10	$(0.03)	$0.27
Extraordinary item—diluted	0.04	—	—	0.04
Net income—diluted	$0.24	$0.10	$(0.03)	$0.31

Average shares outstanding—basic	17,572	17,572	17,572	17,572
Average shares outstanding—diluted	17,779	17,779	17,779	17,779
________________
(1)
To record reduction in depreciation expense related to write-off of certain equipment assumed. In addition, to record amortization expense associated with recognition of the core deposit intangibles. The amortization expense is recognized on an accelerated basis over an estimated useful life of 10 years.

(2)	Represents the tax impact associated with the amortization and depreciation expense referred to in footnote 1, using a tax rate of 38.0%.

(3)
Reflects impact of the issuance of 4,866,900 shares of common stock at the beginning of the period presented. A portion of the shares issued in our public offering were used to fund the acquisition of Jackson Bank. Based on the purchase price and the total proceeds received, approximately 3,891,000 shares were issued specifically to fund the acquisition of Jackson Bank. As a result, basic and diluted net income per share reflecting the issuance of the 3,891,000 shares would be $0.21 and $0.33 on a combined basis as of June 30, 2005 and December 31, 2004, respectively.

	As of June 30, 2005
	First Security	Jackson Bank	Adjustments		Combined
	(Dollar amounts in thousands)
Consolidated Balance Sheet Data:
Cash and due from banks	$21,771	$3,700	$9,071	(1)	$34,542
Interest bearing deposits with banks	307	597	—		904
Investment securities	112,859	43,505	—		156,364
Federal funds sold	9,710	1,910	—		11,620
Loans	623,986	110,704	(495	)(2)	734,195
Less: Allowance for loan losses	9,165	1,750	(495	)(2)	10,420
	614,821	108,954	—		723,775
Premises and equipment, net	25,639	4,060	1,059	(3)	30,758
Intangible assets	14,933	—	17,380	(4),(6)	32,313
Other assets	31,214	6,992	—		38,206
Total assets	$831,254	$169,718	$27,510		$1,028,482
Deposits	$708,008	$139,159	$—		$847,167
Federal funds purchased and securities sold under agreements to repurchase	18,384	—	—		18,384
Other liabilities	15,646	12,611	755	(6),(7)	29,012
Total liabilities	742,038	151,770	755		894,563
Total shareholders’ equity	89,216	17,948	26,755	(5)	133,919
Total liabilities and shareholders’ equity	$831,254	$169,718	$27,510		$1,028,482

________________
(1)
Our net proceeds from the sale of shares in the offering, after deducting underwriting discounts and other estimated expenses was approximately $44.7 million (based on the offering price of $10.00 per share). Approximately, $35.6 million of the proceeds received from the offering were used to fund the acquisition of Jackson Bank. The remaining $9.1 million in proceeds will be used for general corporate purposes, which may include, among other things, our working capital needs and investments in our subsidiary bank to support our growth. In addition, we may use a portion of the net proceeds to finance additional acquisitions.

(2)
To record Jackson Bank’s loan portfolio at fair value in accordance with SOP 03-3. We estimate that the fair value of Jackson Bank’s loan portfolio will approximate the net loans on Jackson Bank’s financial statements.

(3)	To record premises and equipment at fair value.

(4)
To record core deposit intangible and goodwill. Based on previous acquisitions, we estimate that the core deposit intangible averages approximately 2.27% of the core deposits assumed. Goodwill represents the excess of the purchase price over the assets acquired and liabilities assumed. Goodwill includes estimated acquisition costs of $2.4 million.

(5)
Based on the Agreement and Plan of Share Exchange between us and Jackson Bank, all of the outstanding common stock and stock options of Jackson Bank were acquired by us for approximately $33.3 million in cash, or $92.39 per share. In addition, we have assumed estimated acquisition costs of $2.4 million.

(6)	To record non-compete agreement of $525 thousand between the Company and the former Chief Executive Officer of Jackson Bank.

(7)	To record employment agreement of $230 thousand between the Company and the former Chief Financial Officer of Jackson Bank.